Exhibit 10.24

AMENDMENT TO GOOGLE ENTERPRISE RESELLER AGREEMENT

This Amendment (“Amendment”) shall serve to amend that certain Google Enterprise Reseller Agreement (as amended to date, the “Agreement”) effective April 22, 2010, by and between the integrator (“Integrator”) set forth in the signature block below and the Google entity set forth in the signature block below (“Google”).  This Amendment is entered into and effective as of the date the last party signs this Amendment (the “Effective Date”).  In consideration of good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.

General

1.1

Definitions.  For purposes of this Amendment, unless otherwise defined herein, capitalized terms used herein shall have the same meanings set forth in the Agreement.

1.2

Deletions of Sections of Agreement. The following sections of the Agreement are deleted and replaced in their entirety with “Intentionally omitted:” Sections 1.1, 1.2(b), 1.3(a), 1.3(c), 2, 3.2, the first two sentences of Section 5.1, and 6.2(a).

2.

Appointment and Restrictions.

2.1

Integration License.  Subject to the Agreement as amended by this Amendment, Google grants to Integrator solely for the Term of the Agreement, and Integrator agrees to comply with a non-sublicensable, non-transferable, non-exclusive, terminable, revocable, limited license to integrate the Product into the OEM Solution (“Integration License”).

2.2

Resell License. Subject to the Agreement as amended by this Amendment, Google grants to Integrator solely for the Term of the Agreement, and Integrator agrees to comply with a non-sublicensable, non-transferable, non-exclusive, terminable, revocable, limited license to resell the Product as integrated into the OEM Solution to Customers in the Territory (“Integrator Resale License”).

2.3

Distribution License. Subject to the Agreement as amended by this Amendment, Google grants to Integrator solely for the Term of the Agreement, and Integrator agrees to comply with a non-sublicensable, non-transferable, non-exclusive, terminable, revocable, limited license to resell the Product as integrated into the OEM Solution to Google Enterprise Authorized Resellers of Google Earth Enterprise in the Territory, which resellers may in turn resell the Product to Customers in the Territory (“Integrator Distribution License”).

2.4

License Restrictions.  Integrator will not, and will not allow others to: (a) use the Product to create a substitute or similar service, (b) remove or modify any proprietary notices contained on the Product; (c) resell or otherwise distribute the Product separately from the OEM Solution; (d) itemize the cost of the Product separately from the OEM Solution; (e) integrate or bundle the Product with any product other than the OEM Solution; (f) adapt, alter, modify, decompile, translate, disassemble, or reverse engineer the Product or any component thereof, (g) integrate any version of the Product other than the most current version provided by Google from time to time, provided that Integrator will have 30 days after Google provides an updated version of the Product to integrate such updated version into the OEM Solution and to cease reselling or providing any version of the OEM Solution containing a superseded version of the Product; or (h) make any copies of the Product other than a reasonable number of copies solely for the purposes of development of the OEM Solution, quality testing on the OEM Solution or installation on the OEM Solution.

2.5

OEM Solution Software and Data Sources. Integrator will provide Google written notice of all software and/or data sources proposed to be included in the OEM Solution and obtain Google’s prior written consent to such inclusion before integrating the Product into the OEM Solution and before including any additional or different software and/or data sources in the OEM Solution.

3.

Technical Support.

3.1

By Reseller. Notwithstanding any provision to the contrary in any Customer Agreement or otherwise, Integrator is responsible for providing all technical support to Customers for the OEM Solution, including, but not limited to, providing all Customer upgrades in connection with new releases of the Product and the OEM Solution.

3.2

By Google. Google will provide technical support services for the Product to Integrator (as if it were a Customer) in accordance with the applicable TSSG (and, solely for purposes of this Section, all references in the applicable TSSG to “Customer” shall be replaced with “Integrator”).  Google will not provide any support for the OEM Solution.

4.

Security.  Integrator shall maintain a level of facility security that is at a minimum consistent with the best practices of similar manufacturers, and as otherwise specified by Google. Integrator is responsible for preventing the unauthorized copying and distribution of the Product and disclosure or dissemination to third parties of any materials (including technology) that would facilitate creation or distribution of counterfeit and/or fraudulent or unauthorized copies of the Product. Integrator shall require all third parties and subcontractors performing any work in connection with this Amendment to be bound in writing by the same terms and conditions as contained herein relative to Integrator.

5.

Government Sales.  As part of the Agreement, Google does not accept government flow down provisions, including but not limited to, the United States Government Federal Acquisition Regulations (“FARs”) and its supplements, Defense FARs, or NASA FARs.  Government flow down provisions if any, will be addressed with supplementary documentation and require Google’s signed acceptance of any such supplementary documentation.

6.

Additional Indemnification. In addition to the indemnification set forth in Section 11.2 of the Agreement, Integrator will indemnify, defend, and hold harmless Google from and against all liabilities, damages, and costs (including settlement costs and reasonable attorneys’ fees) arising out of: (i) a third party claim that the OEM Solution infringes or misappropriates any patent, copyright, trade secret, or trademark of a third party, except to the extent such infringement is caused solely by the unmodified Product; (ii) use of the OEM Solution by any Customer; or (iii) a third party claim alleging facts that would constitute a breach by Integrator of its obligations under this Amendment.

7.

Verification and Audit. At Google’s written request, at reasonable times during the Term of the Agreement and for 12 months after the later of: (i) expiration or termination of the Agreement, or (ii) the date on which Integrator last sells the Product:

7.1

Integrator will furnish Google with a certification signed by an officer of Integrator verifying that the Product is being used pursuant to the terms of this Agreement as amended by this Amendment.

7.2

Google may audit Integrator’s integration, sale, and/or resale of the Product to ensure that Integrator is in compliance with this Agreement as amended by this Amendment.  Any such audit will be conducted during regular business hours at Integrator’s facilities and will not unreasonably interfere with Integrator’s business activities.  Integrator will provide Google with access to the relevant Integrator records and facilities.  If an audit reveals that Integrator has underpaid fees to Google during the period audited, then Google will invoice Integrator, and Integrator will promptly pay Google for such underpaid fees based on either the price specified in this Agreement or Google’s price list in effect at the time the audit is completed, whichever is higher, and for any interest that may have accrued due to such underpayment.  If the underpaid fees exceed five percent (5%) of the license fees paid by Integrator for the Product during the preceding six (6) month period, then Integrator will also pay Google’s reasonable costs of conducting the audit.

8.

Pricing. Integrator agrees that each purchase of the Product under this Amendment shall be at the Product Price.

9.

Additional Integrator Resale Terms.  In connection with its Integrator Resale License, Integrator agrees as follows:

9.1

For each purchase of the Product, Integrator will submit a Purchase Order: (a) indicating the sale of the Product is to a Customer; and (b) containing: (i) the applicable information set forth on Attachment 1 attached hereto (“Attachment 1”) and (ii) any other information that Google may reasonably request.

9.2

Integrator will enter into an enforceable license agreement with each Customer, which contains at a minimum the terms set forth in Attachment 2, attached hereto, as may be modified by Google from time to time (“Customer Minimum Terms”) before providing the Product to Customer. Integrator will keep copies of these license agreements, which will be provided to Google upon Google’s request. Integrator will not enter into any license agreement which is inconsistent with this Amendment or the Agreement. Integrator will enforce each license agreement set forth in this section (including the Customer Minimum Terms) with at least the same degree of diligence used by Integrator to enforce similar agreements for its own products, but in no event less than a reasonable degree of diligence.

10.

Additional Integrator Distribution Terms. In connection with its Integrator Distribution License, Integrator agrees as follows:

10.1

For each purchase of the Product, Integrator will submit a Purchase Order: (a) indicating the sale of the Product is going through a Reseller; and (b) containing: (i) the applicable information set forth on Attachment 1 and (ii) any other information that Google may reasonably request.

10.2

Integrator will enter into an enforceable license agreement with each Reseller, which contains at a minimum the terms set forth in Attachment 3, attached hereto, as may be modified by Google from time to time (“Reseller Minimum Terms”) before providing the Product to Reseller.  Integrator will keep copies of these license agreements, which will be provided to Google upon Google’s request.  Integrator will not enter into any license agreement which is inconsistent with this Amendment or the Agreement. Integrator will enforce each license agreement set forth in this section (including the Reseller Minimum Terms) with at least the same degree of diligence used by Integrator to enforce similar agreements for its own products, but in no event less than a reasonable degree of diligence.

10.3

Google may require Integrator to cease reselling the Product to any Reseller for any reason or no reason on written notice to Integrator, and Integrator agrees to comply with such request by Google.

11.

Termination for Convenience. Google may terminate this Amendment at any time for any reason or no reason on written notice to Integrator.

12.

Termination or Expiration of Amendment. Upon any termination or expiration of this Amendment: (i) all rights and licenses granted hereunder will immediately cease, (ii) Integrator will immediately return all copies of the Product provided by Google and any copies of the Product made by Integrator under the terms of this Agreement, (iii) all payments owed by one party to the other under this Amendment become immediately due and payable; and (iv) Integrator will inform Customers and Resellers that its relationship with Google as an Integrator has terminated.

13.

Google Brand Features under this Amendment. Integrator shall obtain Google’s prior written consent for any use of Google’s Brand Features in connection with the Agreement or this Amendment and any such use authorized by Google in writing is subject to the terms of the Agreement, this Amendment and the Trademark Guidelines.

14.

Definitions.

“OEM Solution” means the Integrator solution consisting of hardware owned by Integrator into which Integrator integrates the Product along with third party software, and which Integrator solution has material value independent from the Product.

“Product” is defined on Attachment 1.

“Product Price” is defined on Attachment 1.

“Territory” is defined on Attachment 1.

15.

Miscellaneous.  Except as set forth in this Amendment (including Attachments 1, 2 and 3 hereto, which are hereby incorporated into this Amendment by reference), the terms and conditions of the Agreement shall be and remain unmodified and in full force and effect.  This Amendment may be executed in one or more counterparts, including facsimile, PDF or other electronic counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.  If there is a conflict between the Agreement and the Amendment, this Amendment will govern.

By signing below, each represents: (a) that it has full power and authority to enter into this Agreement; and (b) this Agreement has been duly executed and delivered and is the valid and binding obligation of such party, enforceable in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed this Agreement by persons duly authorized as of the Effective Date.

Google Inc.		Integrator

By:	/s/ Nikesh Arora	By:	/s/ Mark B. Lucky
	(Authorized Signature)		(Authorized Signature)

	Nikesh Arora		Mark B. Lucky
	(Print Name)		(Print Name)

Title:	President Global Sales and Business Development	Title:	CFO

Date:	04/22/10	Date:	04/22/10